Exhibit 4.1

CONSULTING AGREEMENT (AMENDED)

     This is an extension and amendment to the consulting agreement dated and effective 31st day of July, 2003 by and between JOSEPH PETTENELLI of 321 York Rd. 2nd Floor Towson, MD 21204 (hereinafter referred to as The Consultant), and REGI U.S., Inc. (RGUS) (hereinafter referred to as The Client). This amended consulting agreement is dated November 1, 2003.

Terms of Commitments

  The Consultant shall perform consulting services for the client for 90 days as per the Consulting Agreement dated July 31, 2003.

  The Client will issue 100,000 shares of REGI U.S., Inc. free trading shares upon filing of the S-8 and upon receipt of US$25,000 for the purchase of *125,000 warrants at US$0.20 per warrant, no later than 10 days from the signing of this Consulting Agreement.

  The Client will issue an additional 50,000 shares of REGI U.S., Inc. based on the Client receiving US$37,500 for the exercise of **125,000 warrants at US$0.30 per share of REGI no later than 60 days from the date of this Amended Agreement.

* The warrants for 125,000 at US$0.20 was approved through the Consulting Agreement dated July 31, 2003.

** The warrants for 125,000 exercisable at US$0.30 is to be filed through the S-8 within 10 days from this Consulting Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

REGI U.S., INC.	JOSEPH PETTENELLI

/s/ “John Robertson”	/s/ “Joseph Pettentlli”
Signature	Signature

John Robertson	Joseph Pettenelli
Print Name	Print Name

President	Partner
Title	Title

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT"), OR ANY STATE SECURITIES LAWS AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EITHER CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

REGI U.S., INC.

Common Stock Purchase Warrant to
P urchase up to 125,000 Shares of Common Stock

This Common Stock Purchase Warrant is issued to:

JOSEPH PETTENELLI
321 York Road, 2nd Floor
Towson, MD 21204

by REGI U.S., INC., an Oregon corporation (hereinafter called the "Company", which term shall include its successors and assignors,

FOR VALUE RECEIVED and subject to the terms and conditions hereinafter set out, the registered holder of this Warrant as set forth on the books and records of the Company (the "Holder") is entitled upon surrender of this Warrant to purchase from the Company up to 125,000 fully paid and nonassessable shares of Common Stock (the "Common Stock"), at the Exercise Price (as defined below) per share.

This Warrant shall expire at the close of business on January 5, 2004.

1. (a) The right to purchase shares of Common Stock represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company at #1103 – 11871 Horseshoe Way, Richmond, BC V7A 5H5 (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and upon completion of provision of services as set out in the Consulting Agreement between the Company and Juan Campo dated July 31, 2003, as amended by the Consulting Agreement dated November 6, 2003. The Company agrees that the shares of Common Stock so earned shall be deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares of Common Stock as aforesaid. Certificates for the shares of Common Stock so purchased shall be delivered to the Holder within a reasonable time.

(b) This Warrant may be exercised to acquire, from and after the date hereof, the number of shares of Common Stock set forth on the first page hereof (subject to adjustments described in this Warrant); provided, however, the right hereunder to purchase such shares of Common Stock shall expire at 5:00 p.m. Pacific Standard time on January 5, 2004.

2. This Warrant is being issued by the Company pursuant to the terms of the Consulting Agreement dated November 6, 2003.

3. The Company covenants and agrees that all Common Stock upon issuance against payment in full of the Exercise Price by the Holder pursuant to this Warrant will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (except to the extent resulting from the Holder's own circumstances, actions or omissions). The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will have at all times authorized, and reserved for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant, and will procure at its sole expense upon each such reservation of shares the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed or inter-dealer trading systems on which the Common Stock is then traded. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed or inter-dealer trading system on which the Common Stock is then traded. The Company will not take any action which would result in any adjustment in the number of shares of Common Stock purchasable hereunder if the total number of shares of Common Stock issuable pursuant to the terms of this Warrant after such action upon full exercise of this Warrant and, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and other rights to purchase shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Restated and Amended Articles of Incorporation, as then amended.

4. The exercise price of the warrants are as follows:

    125,000 warrants exercisable @. 30 - to be exercised within 60 days of November 6, 2003

5. The shares of Common Stock issuable upon the exercise of this Warrant shall be registered by the Company pursuant to a Form S-8 to be filed with the Securities and Exchange Commission on or about November 14, 2003.

6. The terms defined in this paragraph, whenever used in this Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified. The term "Common Stock" shall mean and include the Company's Common Stock, authorized on the date of the original issue of this Warrant and shall also include in case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Section 4 hereof, the stock, securities or assets provided for in such paragraph. The term "outstanding" when used with reference to Common Stock shall mean at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company. The term "1933 Act" shall mean the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Securities and Exchange Commission, or any other Federal agency then administering the 1933 Act, thereunder, all as the same shall be in effect at the time.

7. This Warrant is exchangeable, upon the surrender hereby by the Holder at the office or agency of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares of Common Stock as shall be designated by the Holder at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any such new Warrants and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity, reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender or cancellation of this Warrant or such new Warrants, the Company will issue to the Holder a new Warrant of like tenor, in lieu of this Warrant or such new Warrants, representing the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

8. The Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. This Warrant shall not entitle the Holder to any voting rights or any rights as a shareholder of the Company. The rights and obligations of the Company, of the Holder, and of any holder of shares of Common Stock issuable hereunder, shall survive the exercise of this Warrant.

9. This Warrant sets forth the entire agreement of the Company and the Holder of the Common Stock issuable upon the exercise of this Warrant with respect to the rights of the Holder and the Common Stock issuable upon the exercise of this Warrant, notwithstanding the knowledge of such Holder of any other agreement or the provisions of any agreement, whether or not known to the Holder, and the Company represents that there are no agreements inconsistent with the terms hereof or which purport in any way to bind the Holder of this Warrant or the Common Stock.

10. The validity, interpretation and performance of this Warrant and each of its terms and provisions shall be governed by the laws of the State of Oregon.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer under its corporate seal and dated as of November 6, 2003.

REGI U.S., INC.

/s/ John G. Robertson

By: “John G. Robertson”
Name: John G. Robertson
Title: President